[BRADEN, BENNINK, GOLDSTEIN, GAZAWAY & COMPANY, PLLC LETTERHEAD]

August 19, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 24, 1999 of Adair International Oil & Gas, Inc. and are in agreement with the statements contained therein in so far as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,



/S/ Braden, Bennink, Goldstein, Gazaway & Company, PLLC.
John A. Braden, Managing Member

cc: Adair International Oil & Gas, Inc.

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